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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-61409) and the Registration Statement (Form S-4 No. 333-60355) of AIMCO Properties, LP of (i) our report dated October 8, 1999, with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of the Dreyfuss Apartment Communities; and (ii) our report dated November 19, 1999, with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of the Regency Windsor Apartment Communities; both included in the Current Report (Form 8-K) of AIMCO Properties, LP dated December 15, 1999.




                                                  /s/ ERNST & YOUNG LLP

Denver, Colorado
March 9, 2000